Exhibit 99.4

CONSENT OF J.P. MORGAN SECURITIES INC.

The Board of Directors

Xerox Corporation

45 Glover Avenue

P.O. Box 4505

Norwalk, CT 06856-4505

We hereby consent to the inclusion of our opinion letter dated September 27, 2009 to the Board of Directors of Xerox Corporation (the “Company”) included in Annex F, and to the references thereto under the caption “The Merger – Opinions of Financial Advisors to Xerox” in, the joint proxy statement/prospectus relating to the proposed merger transaction involving Affiliated Computer Services, Inc. and the Company, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of the Company. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES INC.

By:	/S/ BEN T. LETT
Name:	Ben T. Lett
Title:	Managing Director

New York, New York

October 23, 2009